Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com FIRM / AFFILIATE OFFICES
September 16, 2021	Beijing	Moscow
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Milan

File No. 048623-2017

Puma Biotechnology, Inc.

10880 Wilshire Blvd, Suite 2150

Los Angeles, CA 90024

Re: Registration Statement on Form S-8; 3,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Puma Biotechnology, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 3,000,000 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), issuable under the Company’s 2011 Incentive Award Plan, as amended (the “2011 Plan”) and the Company’s 2017 Employment Inducement Incentive Award Plan, as amended (the “2017 Plan” and with the 2011 Plan, each a “Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 16, 2021 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the applicable Plan, and assuming in each case that the individual issuances, grants or awards under the applicable Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the applicable Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares in the DGCL.

September 16, 2021

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP